                                                               EXHIBIT 12


                                 THE ALPINE GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                               PREFERRED STOCK DIVIDENDS


                                                   YEARS ENDED APRIL 30
                                                   --------------------
                                   1991      1992      1993      1994      1995
                                   ----      ----      ----      ----      ----
Income (Loss) from continuing
 operations before taxes           (5,346)   (5,791)   (2,456)   (4,827)     (828)

Add:
 One third of rents                   113       151       118       161       452
 Interest expense                   3,026     3,127     2,301     2,363     8,197
                               ---------------------------------------------------
Adjusted Income                    (2,207)   (2,513)      (37)   (2,303)    7,821


Fixed charges
 One third of rents                   113       151       118       161       452
 Interest expense                   3,026     3,127     2,301     2,363     8,197
Preferred dividend                      0         0       454       414       801
                               ---------------------------------------------------
                                    3,139     3,278     2,873     2,938     9,450
                               ---------------------------------------------------
Coverage (Deficiency)/Excess       (5,346)   (5,791)   (2,910)   (5,241)   (1,629)
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends                   n.a       n.a       n.a       n.a       n.a


                                   THREE MONTHS ENDED JULY 31,
                                   ---------------------------
                                   1994      1995
                                   ----      ----
Income (Loss) from continuing
 operations before taxes              957     1,504

Add:
 One third of rents                    34        76
 Interest expense                     998     7,108
                                   ---------------------------
Adjusted Income                     1,989     8,688


Fixed charges
 One third of rents                    34        76
 Interest expense                     998     7,108
Preferred dividend                    128       354
                                   ---------------------------
                                    1,160     7,538
                                   ---------------------------
Coverage (Deficiency)/Excess          829     1,150
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends                      1.71      1.15


For purposes of computing these ratios, "earnings" consist of income from continuing operations before income taxes, one-third of rents (deemed by the Company to be representative of the interest factor), and interest expense. "Fixed charges" consist of one-third of rents and interest expense.



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